Exhibit 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Franklin T. Klink, III
Chief Financial Officer
(717) 597-2137

TOWER BANCORP, INC. DECLARES FIRST QUARTER DIVIDEND

GREENCASTLE, PA – January 11, 2007– The Board of Directors of Tower Bancorp, Inc. declared a first quarter cash dividend of $.26 per share at their January 10, 2007 meeting.  The $.26 per share is 8.3% higher than the 2006 first quarter dividend. The dividend will be paid on February 16, 2007 to shareholders of record as of February 1, 2007.

Tower Bancorp, Inc. opened its Rouzerville, PA office during the fourth quarter. “Rouzerville is our second location in the Waynesboro area. We are pleased with the community’s response and use of this new branch. We look forward to further growth in 2007,” said Jeff Shank, President and CEO of The First National Bank of Greencastle.

Tower Bancorp, Inc. completed its merger with FNB Financial Corporation in 2006. Tower is the parent holding company for The First National Bank of Greencastle and The First National Bank of McConnellsburg, providing 16 office locations throughout Franklin and Fulton counties, Pa. and Washington County, Md.

Tower Bancorp, Inc., stock is quoted and traded under the symbol TOBC.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Actual results and trends could differ materially from those set forth in such statements due to various factors.  Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in Tower Bancorp, Inc.’s filings with the Securities and Exchange Commission.

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